EXHIBIT -4.15
NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE LIEN AND SECURITY INTEREST GRANTED TO THE TRUSTEE PURSUANT TO THIS AGREEMENT AND THE EXERCISE OF ANY RIGHT OR REMEDY BY THE TRUSTEE HEREUNDER ARE SUBJECT TO THE PROVISIONS OF THE INTERCREDITOR AND LIEN SUBORDINATION AGREEMENT, DATED AS OF MARCH 25, 2004 (AS AMENDED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME) AMONG LASALLE BANK NATIONAL ASSOCIATION, AS TRUSTEE FOR CERTAIN SECURED PARTIES, ISPAT INLAND FINANCE, LLC, ISPAT INLAND INC., ANY CREDIT PARTIES PARTY THERETO, AND GENERAL ELECTRIC CAPITAL CORPORATION, AS AGENT FOR CERTAIN LENDERS.
SECURITY AGREEMENT
     SECURITY AGREEMENT, dated as of March 25, 2004 (this “Security Agreement”), between ISPAT INLAND INC., a Delaware corporation (the “Company” and, together with each other Person becoming party to this Security Agreement by executing a joinder agreement in the form of Exhibit B hereto, each a “Grantor” and collectively the “Grantors”), and LASALLE BANK NATIONAL ASSOCIATION as Trustee (in such capacity, the “Trustee”) for the Secured Parties (as defined below).
W I T N E S S E T H:
     WHEREAS, reference is made to the Indenture dated as the date hereof (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Ispat Inland ULC (the “Issuer”), Ispat International N.V., the Company, the guarantors from time to time party thereto, and the Trustee.
     WHEREAS, pursuant to the Indenture, the Issuer has issued its Senior Secured Floating Rate Notes due 2010 in the aggregate principal amount of $150,000,000 (the “Floating Rate Notes”) and 9 3/4% Senior Secured Notes due 2014 in the aggregate principal amount of $650,000,000 (the “Fixed Rate Notes” and together with the Floating Rate Notes and any Additional Notes (as defined in the Indenture) following the date hereof, the “Notes”). Each Grantor has agreed to guarantee, among other things, all the obligations of the Issuer under the Indenture. The obligations of the initial purchasers of the Notes being issued on the date hereof to purchase such Notes are conditioned upon, among other things, the execution and delivery by the Grantors of this Security Agreement in the form hereof to secure each Grantor’s Note Guarantee of (a) the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Notes, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, and (ii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Issuer to the Secured Parties under the Indenture and the Notes and other documents executed in connection with the Indenture (collectively, the “Indenture Documents”), and (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of the other Parties under or pursuant to the Indenture and the other Indenture Documents (all the monetary and other obligations referred to in the preceding clauses (a) and (b) being referred to collectively as the “Obligations”). “Secured Parties” as used herein shall mean the holders from time to time of the Notes, the Trustee, and the successors and assigns of each of the foregoing.

     WHEREAS, in order to induce Trustee to enter into the Indenture Documents and to induce the initial purchaser of the Notes being issued on the date hereof to purchase such Notes, each Grantor has agreed to grant a continuing Lien on the Collateral (as hereinafter defined) to secure the Obligations;
     WHEREAS, the Grantors have previously granted the lenders under the GECC Credit Agreement (as defined in the Indenture) (together with any successor facility secured a Permitted Inventory Collateral Lien, the “Working Capital Credit Agreement”) a security interest in the Collateral;
     NOW, THEREFORE, the Grantors and the Trustee, on behalf of itself and each Secured Party (and each of their respective successors or assigns), hereby agree as follows:
1. DEFINED TERMS.
     (a) All other terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein.
     (b) “Uniform Commercial Code jurisdiction” means any jurisdiction that has adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.
     (c) The following shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings (such meanings being equally applicable to both the singular and plural form of the terms defined):
     “Code” means the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Trustee’s Lien on any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the State of New York, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     “Excluded Subsidiary” means Ispat Inland Mining Company, a Delaware corporation.
     “Lien” has the meaning given such term in the Indenture.
     “Note Default” shall mean a Default, as such term is defined in the Indenture.
     “Note Event of Default” shall mean an Event of Default, as such term is defined in the Indenture.
     “Note Termination Date” means the first date following the date of this Security Agreement (i) when all the Obligations have been indefeasibly paid in full, (ii) the Indenture has been discharged pursuant to Section 9.01 of the Indenture or (iii) a legal defeasance has occurred pursuant to Section 9.02 of the Indenture or a covenant defeasance has occurred pursuant to Section 9.03 of the Indenture.
     “Permitted Inventory Collateral Liens” has the meaning given such term in the Indenture.
     “Permitted Liens” has the meaning given such term in the Indenture.

     “Receivables and Related Assets” has the meaning given such term in the Indenture.
     “Receivables Securitization Facility” means the Receivables Securitization Facility (as defined in the Working Capital Credit Agreement) and any other receivables securitization facility of any Securitization Subsidiary (as defined in the Indenture).
     “Subsidiary” has the meaning given such term in the Inventory.
     “Working Capital Agent” means, (i) with respect to the Working Capital Credit Facility in effect on the date hereof, General Electric Capital Corporation, as agent for the lenders thereunder and (ii) with respect to any other Working Capital Credit Facility, the agent for the lenders under such Working Capital Credit Facility.
     “Working Capital Loan Documents” shall mean Loan Documents, as such term is defined in the Working Capital Credit Agreement.
     “Working Capital Security Agreement” shall mean the “Security Agreement”, as such term is defined in the Working Capital Credit Agreement.
     2. GRANT OF LIEN. To secure the prompt and complete payment, performance and observance of all of the Obligations, each Grantor hereby grants to Trustee, for itself and the benefit of each of the other Secured Parties, a security interest in all of such Grantor’s right, title and interest in, to and under the following personal property and other assets, whether now owned by or owing to, or hereafter acquired by or arising in favor of, such Grantor (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which being hereinafter collectively referred to as the “Collateral”):
     (i) all Inventory;
     (ii) all Documents, books and records relating to the Inventory;
     (iii) all tort claims, insurance claims and other claims, causes of action or rights to payments relating to the Inventory; and
     (iv) all products of any of the foregoing and all substitutions, replacements, accessions, products and Proceeds (including insurance proceeds) of any of the foregoing;
provided that, notwithstanding the foregoing, the Collateral shall not extend to any Receivables and Related Assets other than any right to payment in respect of Inventory which is not an Account.
     3. TRUSTEE’S AND SECURED PARTIES’ RIGHTS; LIMITATIONS ON TRUSTEE’S AND SECURED PARTIES’ OBLIGATIONS. It is expressly agreed by each Grantor that, anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its contracts and each of its licenses, in each case to the extent relating to the Collateral, to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Neither Trustee nor any other Secured Party shall have any obligation or liability under any such contract or license by reason of or arising out of this Security Agreement or the granting herein of a Lien on the Collateral or the receipt by Trustee or any other Secured Party of any payment relating to any such contract or license pursuant hereto. Neither Trustee nor any other Secured Party shall be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any such contract or license, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any such contract or license, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.
4. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants that:
     (a) Such Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder free and clear of any and all Liens other than Permitted Inventory Collateral Liens.
     (b) No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) by such Grantor in favor of Trustee pursuant to this Security Agreement or the other Indenture Documents or (ii) as otherwise permitted by clause (a).
     (c) This Security Agreement is effective to create a valid and continuing Lien on and, upon the timely filing of the appropriate financing statements in the filing offices listed on Schedule III hereto (or, with respect to any Grantor that becomes a party hereto through the execution of a joinder agreement, on such joinder agreement), a perfected Lien in favor of Trustee, for itself and the benefit of the other Secured Parties, in the jurisdictions of such filings and to the extent of such filings, on the Collateral with respect to which a Lien may be perfected by filing pursuant to the Code; provided, that the Lien of the Trustee on any Collateral that is not located in the United States or the Province of Ontario, Canada need not be perfected by the filing of a financing statement or otherwise. All such perfected Liens are prior to all other Liens, except Permitted Inventory Collateral Liens, and (except as enforceability may be limited by: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the rights of creditors generally or (ii) general principles of equity (regardless of whether considered in a proceeding in equity or at law)) is enforceable as such as against any and all creditors of and purchasers from each Grantor (other than purchasers and lessees thereof). As of the date of this Security Agreement, all action by each Grantor necessary to protect and perfect such Lien on each item of the Collateral in which perfection may be effected by filing of a financing statement has been duly taken except to the extent otherwise permitted pursuant to the terms hereof or of the other Working Capital Loan Documents. Notwithstanding anything herein to the contrary, the parties hereto hereby acknowledge and agree that the perfection of Trustee’s security interest in the Collateral shall be subject to the steps required to perfect the Working Capital Agent’s first priority perfection therein.
     (d) Each Grantor’s name as it appears in official filings in the state of its in- corporation or other organization, the type of entity of such Grantor (including corporation, general or limited partnership or limited liability company), organizational identification number issued by such Grantor’s state of incorporation or organization (or a statement that no such number has been issued), such Grantor’s state of organization or incorporation, the location of such Grantor’s chief executive office, principal place of business, offices, all warehouses and premises where Collateral is located, and the locations of its material books and records concerning the Collateral are set forth on Schedule I hereto. Each Grantor has only one state of incorporation or organization. Upon written request from the Trustee, Schedule I shall be updated from time to time to reflect changes in locations of all warehouses and premises where Collateral is located.

     5. COVENANTS. Each Grantor covenants and agrees with Trustee, for the benefit of Trustee and the other Secured Parties, that from and after the date of this Security Agreement and until the Note Maturity Date:
     (a) Further Assurances: Pledge of Instruments: Chattel Paper.
     (i) At any time and from time to time, upon the written request of Trustee and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver any and all such further documentation and take such further actions as Trustee may deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including (A) using its best efforts to secure all consents and approvals necessary to enforce the security interests granted by it hereunder; and (B) if requested by Trustee, filing any financing or continuation statements under the Code with respect to the Liens granted hereunder as to those jurisdictions that are not Uniform Commercial Code jurisdictions.
     (ii) Subject to the rights of the Working Capital Agent under the Working Capital Security Agreement, such Grantor shall deliver to Trustee all Collateral consisting of negotiable Documents, Chattel Paper and Instruments (in each case, accompanied by, allonges or other instruments of transfer executed in blank) promptly after such Grantor receives the same.
     (iii) Subject to the rights of the Working Capital Agent under the Working Capital Security Agreement, such Grantor shall take all steps necessary to grant the Trustee control of all electronic chattel paper constituting Collateral owned by it in accordance with the Code and all “transferable records” (as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act) constituting Collateral owned by it.
     (iv) Such Grantor hereby agrees to file, and agrees that the Trustee may file, if instructed by the holders of Notes in accordance with the Indenture, any initial financing statements and amendments thereto that (A) indicate the Collateral (regardless of whether any particular assets comprised in the Collateral falls within the scope of Article 9 of the Code of such jurisdiction) as being of an equal or lesser scope or with greater detail, and (B) contain any other information required by part 5 of Article 9 of the Code for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Such Grantor agrees to furnish evidence of such filings to the Trustee promptly upon request.
     (v) Such Grantor shall promptly, and in any event within ten (10) Business Days after the same is acquired by it, notify Trustee of any Commercial Tort Claim acquired by it if such Commercial Tort Claim (i) constitutes Collateral and (ii) is in excess of $1,000,000. Unless otherwise consented by Trustee, such Grantor shall enter into a supplement to this Security Agreement, granting to Trustee a Lien in such commercial tort claim.
     (b) Maintenance of Records. Such Grantor shall keep and maintain, at its own cost and expense, complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral. Each Grantor shall mark its books and records pertaining to the Collateral to evidence this Security Agreement and the Liens granted hereby. If any Grantor retains possession of any Collateral consisting of Chattel Paper or Instruments with Trustee’s consent, such Chattel Paper and Instruments shall be marked by such Grantor with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of LaSalle Bank National Association, as Trustee, for the benefit of Trustee and certain other Secured Parties”; provided that prior to the Termination Date, the word “This” in such legend shall be deleted and replaced with the following: “Subject to the prior security interest of the Working Capital Agent, this”.
     (c) Covenant. Other than in connection with transfers of Inventory and Related Assets to a Securitization Subsidiary, the Company will not take any action or series of actions for the primary purpose of causing a substantial portion of the Inventory used in the businesses of the Company and its Subsidiaries to be owned by a Subsidiary of the Company that has not granted a Lien in its Inventory to the Trustee for the benefit of the Secured Parties, subject to Permitted Inventory Collateral Liens (it being agreed, that no violation of this covenant shall be deemed to have occurred as a result of the Excluded Subsidiary’s ownership of Inventory in the ordinary course of its business).
     (d) Compliance with Terms, etc. Except where the failure to do so is not deemed material, individually or in the aggregate, each Grantor will perform and comply with all its obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral.
     (e) Limitation on Liens on Collateral. Such Grantor will not create, permit or suffer to exist, and Grantors will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Inventory Collateral Liens, and will defend the right, title and interest of Trustee and the other Secured Parties in and to any of such Grantors’ rights under the Collateral against the claims and demands of all persons whomsoever.
     (f) Limitations on Disposition. Such Grantors will not sell, license, lease, transfer or otherwise dispose of any of its Collateral, or attempt or contract to do so except as permitted by the Indenture.
     (g) Further Identification of Collateral; Collateral Reports. (i) Such Grantor will, if so requested by Trustee, furnish to Trustee, as often as Trustee requests, after reasonable advance notice, statements and schedules further identifying and describing its Collateral and such other reports in connection with its Collateral as Trustee may reasonably request, all in such detail as Trustee may reasonably specify.
     (ii) Such Grantor will, upon the occurrence and continuation of an Event of Default under the Working Capital Credit Agreement or a Note Event of Default under the Indenture, promptly furnish Trustee such reports (including Collateral Reports) in connection with the Collateral as Trustee may reasonably request.
     (h) Notices. Such Grantor will advise Trustee promptly, in reasonable detail, of any Lien or claim made or asserted against any of the Collateral, to the extent such Lien is not permitted pursuant to clause (e).
     (i) No Reincorporation. No Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof unless such Grantor has taken such steps as may be required to preserve the validity and priority of the Trustee’s Lien on the Collateral.
     (j) Termination; Amendments Not Authorized. Such Grantor acknowledges that it is not authorized to file any amendment or termination statement with respect to any financing statement with respect to its Collateral filed for the benefit of the Trustee without the prior written consent of Trustee and agrees that it will not do so without the prior written consent of Trustee, subject to such Grantor’s rights under Section 9-509(d)(2) of the Code and subject to the requirements of the TIA (as defined in the Indenture).
     (k) Authorized Terminations. On the Note Termination Date, Trustee shall take the actions required by Section 15(b) hereof.
     6. TRUSTEE’S APPOINTMENT AS ATTORNEY-IN-FACT. Concurrently with the execution of this Security Agreement (or, with respect to any Grantor that becomes a party hereto through the execution of a joinder agreement, on the date of such joinder agreement) each Grantor shall execute and deliver to Trustee a power of attorney (the “Power of Attorney”) substantially in the form attached hereto as Exhibit A. The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the Note Termination Date. The powers conferred on Trustee, for the benefit of Trustee and the other Secured Parties, under the Power of Attorney are solely to protect Trustee’s interests (for the benefit of Trustee and the other Secured Parties) in the Collateral and shall not impose any duty upon Trustee or any other Secured Party to exercise any such powers. Trustee agrees that it shall not exercise any power or authority granted under the Power of Attorney unless a Note Event of Default has occurred and is continuing and the Termination Date has occurred, and (b) Trustee shall account for any moneys received by Trustee in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney; provided that none of Trustee or any other Secured Party shall have any duty as to any Collateral, and Trustee and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers. NONE OF TRUSTEE, THE OTHER SECURED PARTIES OR THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO GRANTORS FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES ATTRIBUTABLE SOLELY TO THEIR GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS FINALLY DETERMINED BY A COURT OF COMPETENT JURISDICTION, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.
     7. REMEDIES; RIGHTS UPON DEFAULT.
     (a) Subject to the rights of the Working Capital Agent under the Working Capital Loan Documents and the Intercreditor Agreement referred to in Section 25, in addition to all other rights and remedies granted to it under this Security Agreement, the Indenture, the other Indenture Documents and under any other instrument or agreement securing, evidencing or relating to any of the Obligations, if any Note Event of Default shall have occurred and be continuing, Trustee may exercise all rights and remedies of a secured party under the Code. Without limiting the generality of the foregoing, each Grantor expressly agrees that in any such event Trustee, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the Code and other applicable law), may forthwith enter upon the premises of each Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving any Grantor or any other Person notice and opportunity for a hearing on Trustee’s claim or action and may collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. Trustee or any other Secured Party shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase for the benefit of Trustee and the other Secured Parties, the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption Grantors hereby release to the extent not prohibited by the Code. Such sales may be adjourned and continued from time to time with or without notice. Trustee shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use Grantors’ premises without charge for such time or times as Trustee deems necessary or advisable.
     If any Note Event of Default shall have occurred and be continuing, each Grantor further agrees, at Trustee’s request, to assemble its Collateral and make it available to Trustee at a place or places designated by Trustee which are reasonably convenient to Trustee and Grantors, whether at Grantors’ premises or elsewhere. Until Trustee is able to effect a sale, lease, or other disposition of Collateral, Trustee shall have the right to hold or use Collateral, or any part thereof; to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Trustee. During the continuance of a Note Event of Default, each Grantor shall permit the Trustee or any of its agents or designees to access and use such Grantor’s property, plant and equipment to process Inventory, and each Grantor shall use its best efforts to cause each party (other than labor unions unless such unions have any rights under their security documents to interfere with such access) with security interests in such property, plant or equipment (other than the continuous caster currently pledged to the PBGC) to provide its consent for such access. Trustee may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Trustee’s remedies (for the benefit of Trustee and the other Secured Parties), with respect to such appointment without prior notice or hearing as to such appointment. Trustee shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Obligations as provided in the Indenture and the Intercreditor Agreement, described in Section 25, and only after so paying over such net proceeds, and after the payment by Trustee of any other amount required by any provision of law, need Trustee account for the surplus, if any, to Grantors. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against Trustee or any other Secured Party arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Trustee or such other Secured Party (or their respective employees, agents or representatives) as finally determined by a court of competent jurisdiction. Each Grantor agrees that ten (10) days’ prior notice by Trustee of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Each Grantor shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Obligations, including any reasonable attorneys’ fees and other reasonable expenses incurred by Trustee or any other Secured Party to collect such deficiency.
     (b) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.
     (c) To the extent that applicable law imposes duties on the Trustee to exercise remedies in a commercially reasonable manner, each Grantor acknowledges and agrees that it is not commercially unreasonable for the Trustee (i) to fail to incur expenses reasonably deemed significant by the Trustee to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain governmental or third party consents for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against Account Debtors or other persons obligated on Collateral or to remove Liens on or any adverse claims against Collateral, (iv) to exercise collection remedies against Account Debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as each Grantor, for expressions of interest in acquiring all or any portion of such Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the Collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capacity of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, such as title, possession or quiet enjoyment, (xi) to purchase reasonable amounts of insurance or credit enhancements to insure the Trustee against risks of loss, collection or disposition of Collateral or to provide to the Trustee a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent reasonably deemed appropriate by the Trustee, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist the Trustee in the collection or disposition of any of the Collateral. Each Grantor acknowledges that the purpose of this Section 7(c) is to provide non-exhaustive indications of what actions or omissions by the Trustee would not be commercially unreasonable in the Trustee’s exercise of remedies against the Collateral and that other actions or omissions by the Trustee shall not be deemed commercially unreasonable solely on account of not being indicated in this Section 7(c). Without limitation upon the foregoing, nothing contained in this Section 7(c) shall be construed to grant any rights to Grantors or to impose any duties on Trustee that would not have been granted or imposed by this Security Agreement or by applicable law in the absence of this Section 7(c).
     (d) Neither the Trustee nor the other Secured Parties shall be required to make any demand upon, or pursue or exhaust any of their rights or remedies against, any Grantor, any other obligor, guarantor, pledgor or any other person with respect to the payment of the Obligations or to pursue or exhaust any of their rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof. Neither the Trustee nor the other Secured Parties shall be required to marshal the Collateral or any guarantee of the Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its and their rights hereunder or under any other Indenture Document shall be cumulative. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Trustee or any other Secured Party, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.
     8. GRANT OF LICENSE TO USE INTELLECTUAL PROPERTY. For the purpose of enabling Trustee to exercise rights and remedies under Section 7 hereof (including, without limiting the terms of Section 7 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as Trustee shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Trustee, for the benefit of Trustee and the other Secured Parties, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any patents, trademarks, copyrights and licenses now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof.

Notwithstanding the above, no sublicense shall be given in any licenses owned by any Grantor to the extent that such sublicense is prohibited by the underlying license.
     9. LIMITATION ON TRUSTEE’S AND SECURED PARTIES’ DUTY IN RESPECT OF COLLATERAL. Trustee and each other Secured Party shall use reasonable care with respect to the Collateral in its possession or under its control. Neither Trustee nor any other Secured Party shall have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Trustee or such other Secured Party, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.
     10. REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should such Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of such Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment on the Obligations, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.
     11. NOTICES. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Indenture.
     12. SEVERABILITY. Whenever possible, each provision of this Security Agreement shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Indenture. This Security Agreement is to be read, construed and applied together with the Indenture and the other Indenture Documents which, taken together, set forth the complete understanding and agreement of Trustee, the other Secured Parties and Grantors with respect to the matters referred to herein and therein.
     13. NO WAIVER; CUMULATIVE REMEDIES. Neither Trustee nor any other Secured Party shall by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder, and no waiver shall be valid unless in writing signed by Trustee and then only to the extent therein set forth. A waiver by Trustee of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Trustee would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Trustee or any other Secured Party, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by Trustee and each Grantor.

     14. LIMITATION BY LAW. All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
     15. TERMINATION OF THIS SECURITY AGREEMENT.
     (a) This Security Agreement and the security interests granted hereby shall terminate on the Note Termination Date.
     (b) In connection with any termination or release pursuant to paragraph (a), the Trustee shall execute and deliver to any Grantor, at such Grantor’s expense, all documents that such Grantor shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section 15 shall be without recourse to or warranty by the Trustee other than as to the termination of the Liens being released.
     16. SUCCESSORS AND ASSIGNS. This Security Agreement and all obligations of each Grantor hereunder shall be binding upon the successors and assigns of such Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of Trustee, for the benefit of Trustee and the other Secured Parties, hereunder, inure to the benefit of Trustee and the other Secured Parties, all future holders of any instrument evidencing any of the Obligations and their respective successors and assigns permitted under the Indenture. No sales of participation, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Obligations or any portion thereof or interest therein shall in any manner impair the Lien granted to Trustee, for the benefit of Trustee and the other Secured Parties, hereunder. Grantors may not assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement except to the extent permitted under the Indenture.
     17. COUNTERPARTS. This Security Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one agreement. This Security Agreement may be authenticated by manual signature, facsimile or, if approved in writing by Agent, electronic means, all of which shall be equally valid.
     18. GOVERNING LAW. THIS SECURITY AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
     19. WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT DISPUTES ARISING HEREUNDER OR RELATING HERETO BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, AMONG TRUSTEE, SECURED PARTIES, AND GRANTORS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED IN CONNECTION WITH, THIS SECURITY AGREEMENT

OR ANY OF THE OTHER INDENTURE DOCUMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO.
     20. SECTION TITLES. The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.
     21. NO STRICT CONSTRUCTION. The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.
     22. ADVICE OF COUNSEL. Each of the parties represents to each other party hereto that it has discussed this Security Agreement and, specifically, the provisions of Section 18 and Section 19, with its counsel.
     23. BENEFIT OF SECURED PARTIES. All Liens granted or contemplated hereby shall be for the benefit of Trustee, individually, and the other Secured Parties, and all proceeds or payments realized from Collateral in accordance herewith shall be applied to the Obligations in the order specified in the Pledge Agreement.
     24. ADDITIONAL GRANTORS. The Company may, at its option, cause any of its Subsidiaries to join this Security Agreement as a Grantor. Additionally, in the event that the Subsidiaries of the Company that are organized under the laws of the United States of America, any State thereof or the District of Columbia, other than the Excluded Subsidiary and any Securitization Subsidiary (the “Domestic Subsidiaries”), collectively own at any time more than 10% of the book value of the Inventory of the Company and its Subsidiaries on a consolidated basis, the Company will cause each Domestic Subsidiary that owns any material Inventory to become a party to this Security Agreement as a Grantor and to grant a security interest in all of the Collateral owned by it to the Trustee for the benefit of the Secured Parties. Upon execution and delivery after the date hereof of a supplement in the form of Exhibit B hereto, such Person shall become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of any instrument adding an additional Grantor as a party to this Security Agreement shall not require the consent of any Grantor hereunder, of the Company, of Trustee or of any other Secured Party. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party hereto.
     25. INTERCREDITOR AGREEMENT. The parties hereto acknowledge and agree that the provisions hereof are subject to the Intercreditor and Lien Subordination Agreement, dated of even date herewith, among Trustee, the Working Capital Agent, Ispat Inc., Ispat Inland Finance, LLC and certain Subsidiaries of the Company.
[signature page follows]

     IN WITNESS WHEREOF. each of the parties hereto has caused thus Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

ISPAT INLAND INC.
By:	/s/ Michael G. Rippey
	Name:	Michael G. Rippey
	Title:	Executive Vice President Commercial and Chief Financial Officer

LASALLE BANK NATIONAL ASSOCIATION as Trustee
By:	/s/ Wayne M. Evans
	Name:	Wayne M. Evans
	Title:	First Vice President

EXHIBIT A
POWER OF ATTORNEY
     This Power of Attorney is executed and delivered by [       ], a corporation (“Grantor”) to LaSalle Bank National Association (hereinafter referred to as “Attorney”), as Trustee for the benefit of Trustee and Secured Parties, under an Indenture dated as of March 25, 2004 and a Security Agreement dated as of March 25, 2004, and other related documents (the “Indenture Documents”). No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by Grantor without Attorney’s written consent.
     Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as Grantor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of Grantor and in the name of Grantor or in its own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Indenture Documents and, without limiting the generality of the foregoing, Grantor hereby grants to Attorney the power and right, on behalf of Grantor, without notice to or assent by Grantor, and at any time, to do the following: (a) change the mailing address of Grantor, open a post office box on behalf of Grantor, open mail for Grantor. and ask, demand, collect, give acquittances and receipts for, take possession of, endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any property of Grantor; (b) effect any repairs to any asset of Grantor, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, liens, security interests, or other encumbrances levied or placed on or threatened against Grantor or its property; (d) defend any suit. action or proceeding brought against Grantor if Grantor does not defend such suit, action or proceeding or if Attorney believes that Grantor is not pursuing such defense in a manner that will maximize the recovery to Attorney. and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to Grantor whenever payable and to enforce any other right in respect of Grantor’s property; (f) cause the certified public accountants then engaged by Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, the following reports: (1) a reconciliation of all accounts, (2) an aging of all accounts, (3) trial balances, (4) test verifications of such accounts as Attorney may request, and (5) the results of each physical verification of inventory; (g) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of Grantor in and under the Contracts and other matters relating thereto; (h) to file such financing statements with respect to the Security Agreement, with or without Grantor’s signature, or to file a photocopy of the Security Agreement in substitution for a financing statement, as the Trustee may deem appropriate and to execute in Grantor’s name such financing statements and amendments thereto and continuation statements which may require Grantor’s signature; and (i) execute, in connection with any sale provided for in any Indenture Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to otherwise direct such sale or resale, all as though Attorney were the absolute owner of the property of Grantor for all purposes, and to do, at Attorney’s option and Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon Grantor’s property or assets and Attorney’s Liens thereon, all as fully and effectively as Grantor might do. Grantor hereby ratifies, to the extent permitted by law, all that said Attorney shall lawfully do or cause to be done by virtue hereof.
     IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this [     ] day of [     ], 20___.

[GRANTOR]
By:
Name:
Title:

NOTARY PUBLIC CERTIFICATE
     On this [     ] day of [       ], 20___[officer’s name], who is personally known to me, appeared before me in his/her capacity as the [title] of           (“Grantor”) and executed on behalf of Grantor the Power of Attorney in favor of LaSalle Bank National Association, as Trustee, to which this Certificate is attached.

Notary Public

EXHIBIT B
JOINDER AGREEMENT
     This Joinder Agreement dated as of                     , 20___ is delivered pursuant to that certain Security Agreement dated as of March 25, 2004 by and between Ispat Inland Inc., a Delaware corporation, each other Grantor party thereto and LaSalle Bank National Association, as Trustee for certain lenders (as amended, supplemented or modified from time to time, the “Security Agreement”). The undersigned hereby: (a) agrees that on and after the date hereof it shall be a “Grantor” under the Security Agreement and be obligated to perform all of the obligations of a Grantor thereunder, (b) hereby makes the representations and warranties therein as of the date first set forth above; provided that: (i) the applicable filing offices for purposes of Section 4(c) of the Security Agreement shall be [      ], (ii) attached hereto is a schedule of all Instruments owned by the undersigned necessary for purposes of Section 4(d) of the Security Agreement and (iii) attached hereto is a schedule of all information required for Section 4(e) of the Security Agreement, (iv) attached hereto is a Power of Attorney required by Section 7 of the Security Agreement, (v) pursuant to Section 4(d) of the Security Agreement, attached hereto is a Schedule II to the Security Agreement for the undersigned, and (vi) pursuant to Section 4(e) of the Security Agreement, attached hereto is a Schedule I to the Security Agreement for the undersigned.

[GRANTOR]
By:
Name:
Title:

B-1

SCHEDULE I
to
SECURITY AGREEMENT
SCHEDULE OF OFFICES, LOCATIONS OF COLLATERAL
AND RECORDS CONCERNING THE COLLATERAL
I.	Grantor’s official name:

Isplat Inland Inc.

II.	Type of entity (e.g., corporation, partnership, business trust, limited partnership, limited liability company):

Corporation

III.	Organizational identification number issued by Grantor’s state of incorporation or organization or a statement that no such number has been issued:

0060028

IV.	State or Incorporation or Organization:

Delaware

V.	Chief Executive Office and principal place of business:
          3210 Watling Street
          East Chicago, IN 46312
VI.	Corporate Offices:
           3210 Watling Street
          East Chicago, IN 46312
VII.	Warehouses:
           In addition to Inventory and Spares that are kept at 3210 Watling Street, East Chicago, IN 46312, the following types of Inventory are kept at the following warehouses and processors:

     A. Bar Products
EXTERNAL PROCESSING & STORAGE — BAR PRODUCTS
FACILITY LOCATIONS & PRODUCT TYPES

FACILITY NAME	PLANT ADDRESS	PRODUCT TYPE
Bar Processing Corp.	4527 Columbia Hammond, IN 46327	HMS, CMS

Bar Processing Corp.	1601-33 Wentworth Ave. Chicago Heights, IL 60411	CMS

Bar Processing Corp.	13390 Cloverdale Oak Park, MI 48237	CMS

Bar Processing Corp.	22534 Groesbeck Hwy Warren, MI 48089	CMS

BCS Cuyahoga, LLC	31000 Solon Rd. Solon, OH 44139	CMS

BCS Metal Prep, LLC	P.O. Box 37188 5800 Sterling Ave. Maple Heights, OH 44137	CMS

Contours LTD.	510 Collins Blvd. P.O. Box 608 Orrville, OH 44667	CMS

Corey Steel	P.O. Box 5137 2800 S. 61st Court Cicero, IL 60650	HMS, CMS

Denne Industries	650 Sugar Lane Elyria, OH 44035	CMS

EMDE Warehousing & Processing	86 North Bridge St. Door 14 Gary, IN 46404	HMS

Federal Marine Terminals	415 Salmon Dr. Portage, IN 46368	HMS

General Stevedores, Inc.	6125 Industrial Way P.O. Box 9128 Houston, TX 77011	CMS

Good’s Rail & Trk Transfer	7076 N. Main St. Camden, OH 45311	HMS

Michigan Wire	138 Water St. Lowell, MI 49331	HMS, CMS

Miller Truck & Storage	1111 South Elm Street Jackson, MI 49201	CMS

MP Steel	100 North Fairbanks Ave. Holland, MI 49423	HMS, CMS

FACILITY NAME	PLANT ADDRESS	PRODUCT TYPE
Progressive Processing	P.O. Box 1049 856 Garden St. Elyria, OH 44036	CMS

Super Steel	6227 Rinke Warren, MI 48091	HMS, CMS

Saint Louis Cold Drawn	1060 Pershall Rd St. Louis, MO 63137	CMS

Universal Metals Service	16655 S. Canal South Holland, IL 60473	HMS, CMS

CMS-Cold Melt HMS-Hot Melt

     B. Flat Products
EXTERNAL PROCESSING & STORAGE — FLAT PRODUCTS
FACILITY LOCATIONS & PRODUCT TYPES

Acero Prime, Ramos Arizpe Plant	Ave. Gamma #527, Parque Industrial Santa Maria		Ramos Arizpe Coahuila	MX	25900
Acero Prime	Eje 128 No. 209, Zona Industrial del Potosi		San Luis Potosi	MX	78090
All Metals Service & Warehouse Inc.	100 All Metals Drive		Cartersville	GA	30120
All Metals Service & Warehousing	115 Coastline Road		Spartanburg	SC	29301
Arlington Metals	11355 Franklin Avenue		Franklin Park	IL	60131
Arlington Metals	13100 Arlington Drive		Sawyer	MI	49125
Arvin — Roll Coater Inc.	1950 E. Main Street	P.O. Box 787	Greenfield	IN	46140
Arvin — Roll Coater Inc.	2nd & Hupp Road	P. O. Box 326	Kingsbury	IN	46345
Auto Blankers	1301 Alabama		Flint	Ml	48505
Chemcoaters L.L.C.	700 Chase Street		Gary	IN	46404
Chicago Steel	700 Chase Street	Suite 100	Gary	IN	46404
Chicago Steel & Tin Plate	700 Chase Street	Suite 100	Gary	IN	46404
Delaco Steel Corporation	811 Tireman		Dearborn	Ml	48126
Eagle Steel Products	5150 Loop Road		Jeffersonville	KY	47130
Edwards Distribution Group LLC	1725 Miller Road		Dearborn	MI	48126
Electric Coating Technologies LLC	4407 Railroad Avenue		East Chicago	IN	46312
EMDE — East	201 Mississippi Street		Gary	IN	46402
Flat Rock Metal Processing L.L.C.	6720 Waterway Drive		Portage	IN	46368
Flat Rock Metal, Inc.	26601 W. Huron River Drive	P.O. Box 1090	Flat Rock	MI	48134
Flat Rock Metals Processing-Perrysburg, OH	7401 Ponderosa Road		Perrysburg	OH	43551
GEN Warehousing & Transportation, Inc.	1745 165th Street		Hammond	IN	46320
GEN Warehousing & Transportation, Inc.	2515 S. Holt Road		Indianapolis	IN	46241
GEN Warehousing & Transportation, Inc.	725 George Nelson Road		Portage	IN	46368
GEN Warehousing & Transportation, Inc.	8190 Roll & Hold Parkway		Macedonia	OH	44056
GMS — Warehouse Services		P.O. Box 8213	Fort Smith	AR	72902
Grand Rapids Dist. Center	945 Freeman Street		Grand Rapids	MI	49503
Great Lakes Processing	345 Salmon Drive		Portage	IN	46368
Heidtman Steel Products	4400 County Road 59		Butler	IN	46721
Integrated Terminal	1951 Hamburg Turnpike	P.O. Box 24	Lackawanna	NY	14218
Integrated Terminal, Woodhaven	25325 Hall Road		Woodhaven	MI	48183
Jefferson Blanking Inc.	234 South Holland Drive	P.O. Box 384	Pendergrass	GA	30567
Kasle Metal Processing, LLC	5146 Maritime Road	Clark Maritime Center	Jeffersonville	IN	47130

Lafayette Steel	3600 North Military		Detroit	MI	48210
Laredo Moving & Storage		P.O. Box 1706	Laredo	TX	78044
Lilley Warehousing, Inc.		P.O. Box 249	Granite City	IL	62040
Liverpool Coil Processing Division	880 Steel Drive		Valley City	OH	44280
Marubeni Steel Processing		P.O. Box 469	Portland	TN	37148
Marubeni Steel Processing	27 Excellence Drive		Vonore	TN	37885
Medina Blanking	P.O. Box 360513		Cleveland	OH	44136
Metal Koting	1430 Martin Grove Road		Rexdale, Ontario	CAN	M9W 4Y1
Michigan Metal Transporters C/O IDS	8055 Highland Pointe Parkway		Macedonia	OH	44056
Michigan Metal Transporters C/O Wayne Industries	36253 Michigan Avenue		Wayne	Ml	48184
Millennium Steel Service	R.R. #1, 222C, County Road 350 South		Princeton	IN	47670
Miller Truck & Storage	420 Ingham Street		Jackson	MI	49201
Mi-Tech	212 South Rutherford Boulevard		Murfreesboro	TN	37130
MISA Metal Blanking	1597 Sterilite Drive		Birmingham	AL	35125
Mitsui Auto Steel Canada Inc.	16 Cherry Blossom Road		Cambridge, Ontario	CAN	N3H 4R7
MSC Walbridge Coatings Inc.	30610 East Broadway		Walbridge	OH	43465
National Processing, Inc.	4506 W. Cline Avenue	P.O. Box 29	East Chicago	IN	46312
National Processing, Inc.	4506 W. Cline Avenue	P.O. Box 29	East Chicago	IN	46312
Noble C/O SET Enterprises	28217 Van Dyke		Warren	MI	48093
Noble Metal Processing, Inc.	6301 Midland Industrial Drive		Shelbyville	KY	40065
Ohio-Kentucky Steel Corporation	2001 Commerce Center Drive		Franklin	OH	45005
Pacific Toll Processing	24724 S. Wilmington Avenue		Carson	CA	90745
Pre Finish Metals	2400 Yankee Road		Middletown	OH	45044
Precision Strip	36000 Alabama HWY 21	P.O. Box 6196	Talladega	AL	35160
Precision Strip	3518 W. 73rd Street		Anderson	IN	46013
Precision Strip	190 Bales Road		Kenton	OH	43326
Precision Strip	86 South Ohio Street	P.O. Box 104	Minster	OH	45865
Precision Strip	315 Park Avenue		Tipp City	OH	45371
Pro Coil	5260 Haggerty Road South		Canton	MI	48188
Quality Coil Processing	25225 Hall Road		Woodhaven	MI	48183
Roll & Hold	1745 165th Street		Hammond	IN	46320
Roll & Hold	725 George Nelson Road		Portage	IN	46368
RSDC of Michigan, L.L.C.	1776 Holloway Drive	P.O. Box 606	Holt	MI	48842
Ryerson Coil Processing	720 East 111th Street		Chicago	IL	60628
Ryerson Coil Processing	720 East 111th Street		Chicago	IL	60628
SET Enterprises — New Boston	36211 S. Huron Road		New Boston	Ml	48164
Shiloh Corporation	402 Ninth Street	P.O. Box 2037	Mansfield	OH	44905
Steel Coil Services, Division of FLP	5151 N. Skiatook Road		Catoosa	OK	74015
Sweeney Steel Service	P.O. Box 851		Buffalo	NY	14240
T W B Company	1600 Nadeau Road		Monroe	MI	48162

Taylor Coil Processing	2260 Industrial Trace		Lordstown	OH	44481
Taylor Steel Inc.		P.O. Box 3366 -Station LCD4	Hamilton, Ontario	CAN	L8H 7L4
Thyssen Steel Group Processing Center	One Thyssen Park		Detroit	MI	48210
Toyota Tsusho America, Inc., Georgetown Service Center	1125 Blossom Way	P.O. Box 729	Georgetown	KY	40324
Trenton Steel Storage	1717 Fort Street		Trenton	MI	48183
Wayne Industries, Inc.	36253 Michigan Avenue		Wayne	MI	48184
Wayne Steel Distribution Center	21901 Cottage Grove Avenue		Sauk Village	IL	60411
Western Intermodal	4632 Sheila Street		Commerce	CA	90040
Worthington Steel	100 Worthington Drive		Porter	IN	46304
Worthington Steel	8911 Kelso Drive		Baltimore	MD	21221
Worthington Steel	11700 Worthington Drive		Taylor	Ml	48180

     C. Raw Materials

Commodity	Location	Company	Address
Iron Ore Pellets Slabs/Billets	Escanaba, MI New Orleans, LA	Canadian National Coastal Cargo Company	1600 Sheridan Road 1555 Poydras Street Suite 1600

Reserve Terminal Slabs/Billets	Chicago, IL	Reserve Marine Terminal	11401 S. Green Bay Ave. Chicago, IL
Billets	Portage, IN	Federal Marine Terminals	415 Salmon Drive
VIII.	Other Premises at which Collateral is Stored or Located:

See VII above.

IX.	Locations of Records Concerning Collateral:

3210 Watling Street East Chicago, IN 46312

Inland Steel Flat Products Company (a division of Ispat Inland Inc.) 3210 Watling Street East Chicago, IN 46312

Ispat Inland Inc. Detroit Sales Office 100 Galleria Officenter Suite 424 Southfield, MI 48034

Inland Steel Bar Company (a division of Ispat Inland Inc.) 3300 Dickey Road East Chicago, IN 46312

Inland Steel Mining Company (Minorca Mine) 5950 Old Highway 53 Virginia, MN 55792

Inland Steel Mining Company 3210 Watling Street East Chicago, IN 46312

30 West Monroe Chicago, Illinois 60603

SCHEDULE II
to
SECURITY AGREEMENT
INSTRUMENTS

Issue Date
Obligor Initial	Principal Amount	Maturity	Interest Date	Rate
Ispat Inland Administrative Service Company	Variable	November 1, 1987	Not applicable	Not applicable

SCHEDULE III
to
SECURITY AGREEMENT
FINANCING STATEMENTS

Ispat Inland Inc.	Delaware Secretary of State
Province of Ontario